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EXHIBIT 10.3

Amendment to
2003 Equity Incentive Plan
of DTS, Inc.

        The 2003 Equity Incentive Plan of DTS, Inc., as amended on May 9, 2005, was further amended on May 15, 2008, by adding a new Section 5.2(c). The new Section 5.2(c) reads in its entirety as follows:

          (c)       Cash Awards.    Subject to the provisions of this Section 5.2, so long as the Company is a "publicly held corporation" within the meaning of Code Section 162(m), no Employee may be granted one or more Cash Awards within a single fiscal year of the Company having an aggregate amount of more than $3,000,000, considered without regard to any number of Options, SARs or Stock Awards that may have been granted or awarded to such Employee during the applicable fiscal year. With respect to any Cash Award that is granted with the intent of having it qualify as "qualified performance-based compensation" under Code Section 162(m), such Cash Awards may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board). Any Cash Award intended as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code must be awarded, vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. If a Cash Award is cancelled, the cancelled Cash Award shall continue to be counted toward the foregoing limitation.

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  EXHIBIT 10.3
Amendment to 2003 Equity Incentive Plan of DTS, Inc.